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                                                                   Exhibit 10(y)

                             SUPPLEMENTAL AGREEMENT


        This Supplemental Agreement is made and entered into as of June 30, 1997 by and between Raychem Corporation and Richard Kashnow to amend paragraph 6 of the letter agreement dated as of August 11, 1995 between the parties (the "Letter Agreement"), and to clarify certain matters in accordance with paragraph 7(h) thereof.

1. Capitalized terms used without definition in this Agreement have the meanings assigned in the Letter Agreement.

2. Paragraph 6 of the Letter Agreement is amended as follows:

        Raychem has lent Dr. Kashnow $1,000,000 in accordance with said paragraph 6. The loan is interest free and is secured by a deed of trust second only to the primary lender on Dr. Kashnow's Bay Area home. The current principal amount of the Raychem loan is $800,000 (the "Remaining Principal"). Unless Dr. Kashnow's employment is earlier terminated, the Remaining Principal will be due and payable on October 1, 2000. Raychem will pay Dr. Kashnow a bonus equal to the Remaining Principal on September 19, 2000 if he is employed at such date; such bonus will be in addition to any bonus to which Dr. Kashnow may be entitled under Raychem's officer bonus program as in effect at the time. It is anticipated that Dr. Kashnow will use the bonus to repay the Remaining Principal.

        If Dr. Kashnow's employment with Raychem is terminated by Raychem in a Covered Termination of Employment (as defined in the Termination Policy) or if his employment is terminated because of his disability by reason of physical or mental incapacity to perform his duties, the Remaining Principal shall be due and payable 24 months from the date of his employment termination; the Remaining Principal will bear interest during such 24-month period at the prime rate as in effect from time to time at Raychem's principal bank, and shall be due and payable with the Remaining Principal payment. In addition, under these circumstances Raychem will pay Dr. Kashnow a bonus equal to $200,000 for each September 19, beginning September 19, 1997 and ending September 19, 2000, on which Dr. Kashnow was employed by Raychem and/or which occurs during the Full Salary Period. Such bonus shall be payable no later than two weeks prior to the date at which the Remaining Principal is due and payable. It is anticipated that Dr. Kashnow will use the bonus to repay the Remaining Principal.

        If Dr. Kashnow terminates his employment in a Voluntary Termination (as defined in the Termination Policy), the Remaining Principal shall be due and payable 12 months from the date of his employment termination; the Remaining Principal will bear interest during




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such 12-month period at the prime rate, and shall be due and payable with the
Remaining Principal payment. If Dr. Kashnow's employment is terminated by Raychem in a Termination for Cause (as defined in the Termination Policy), the Remaining Principal shall be due and payable 24 months from the date of his employment termination. The Remaining Principal shall bear interest during such 24-month period at the prime rate, and interest shall be due and payable with the Remaining Principal. In addition, under these circumstances Raychem will pay Dr. Kashnow a bonus equal to $200,000 for each September 19, beginning September 19, 1997 and ending September 19, 2000, on which Dr. Kashnow was employed by Raychem. Such bonus shall be payable no later than two weeks prior to the date at which the Remaining Principal payment is due and payable. Dr. Kashnow will use the bonus to repay the Remaining Principal.

3. Notwithstanding any contrary provision of the Raychem Corporation Supplemental Executive Retirement Plan, Dr. Kashnow's benefit thereunder shall be calculated as if his benefit under Raychem's defined benefit pension plan (the "Basic Plan") is calculated by taking into account six additional years of service for Raychem ending September 29, 1995 for which he was paid no less than $650,000 per year and provided, however, that the amount of the increased benefit otherwise attributable to such additional years of service shall be reduced by the actuarial equivalent (as determined under the Basic Plan) of $55,428 payable annually to Dr. Kashnow for the rest of his life beginning on the first day of the month following his 65th birthday (4/1/2007).

4. Except as expressly provided otherwise in this Agreement, all of the terms and conditions of the Letter Agreement remain in full force and effect.

                                Raychem Corporation


                                By  /s/ Isaac Stein
                                  -------------------------------------------
                                   Its  Chairman, Organization
                                   Committee  Board of Directors



                                By  /s/ Richard A. Kashnow
                                  -------------------------------------------
                                   Richard Kashnow



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